Exhibit 23.1

Consent of Independent Registered Public Accounting Firm for American Assets Trust, Inc.

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3ASR No. 333-252097) of American Assets Trust, Inc.,

(2)Registration Statement (Form S-3ASR No. 333-252096) of American Assets Trust, Inc. and American Assets Trust, L.P., and

(3)Registration Statement  (Form S-8 No. 333-171752) pertaining to the American Assets Trust, Inc. and American Assets Trust, L.P. 2011 Amended and Restated Equity Incentive Award Plan;

of our reports dated February 16, 2021, with respect to the consolidated financial statements and schedule of American Assets Trust, Inc. and the effectiveness of internal control over financial reporting of American Assets Trust, Inc., included in this Annual Report (Form 10-K) of American Assets Trust, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP
San Diego, California
February 16, 2021